UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – FEBRUARY 24, 2009

4C CONTROLS INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-52074	98-0446287
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

104 Summit Avenue
Summit, NJ 07902-0080
(Address of principal executive offices)

(908) 273-4442
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01.                   Other Events.

On February 24, 2009, 4C Controls Inc. (the “Company”) entered into an Executive Services Agreement with General Khalid Abdulla Mabarak Al Buainain regarding his service as the Company’s Vice President for Middle East Military and Defense Projects.  The Executive Services Agreement has a term of two years.  Pursuant to the Executive Services Agreement, General Khalid will receive (i) a salary of 220,000 Euros per year; (ii) a stock grant equal of 750,000 shares of the Company’s common stock (the “4C Controls Shares”); (iii) ten percent (10%) of the equity shares of the Company’s partially-owned subsidiary 4C Gulf Earth Observation Center (the “4C GEOC Shares”); and (iv) ten percent (10%) of the equity shares of the 4C GulfSatellites program (the “GulfSatellites Shares”).  General Khalid’s interest in the 4C GEOC Shares and the GulfSatellites Shares are non-dilutable.  The 4C Controls Shares, the 4C GEOC Shares and the GulfSatellites Shares shall be issued in the name of General Khalid and placed into Company escrow for release to General Khalid after two years from the date of the Executive Services Agreement.  In the case of the 4C GEOC Shares, release from escrow shall also require the condition precedent that there be revenues received by the Company from sales of ten (10) satellite images per day by 4C GEOC attributable to introductions made by General Khalid.  In the case of the GulfSatellites Shares, release from escrow shall also require the provision of a financial asset and/or technological participation (direct or indirectly through a third party), or investment or viable economic off-take agreement equivalent to the value of ten percent equity interest in GulfSatellites.  If General Khalid achieves his performance commitments before the two year escrow period has lapsed, all of the shares shall be released immediately to General Khalid.  The Executive Services Agreement supersedes all prior agreements with General Khalid.  The Executive Services Agreement also contains provisions concerning the reimbursement of expenses, confidentiality of Company information and other standard terms and conditions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

4C CONTROLS INC.

By:	/s/ Barbara Salz
Name: Barbara Salz
Title: Corporate Secretary

Date: March 2, 2009

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